EXHIBIT 21.1

SUBSIDIARIES OF ANIKA THERAPEUTICS, INC.

Anika Securities Corp.	Bedford, Massachusetts

Anika Therapeutics S.r.l. (Formerly: Fidia Advanced Biopolymers S.r.l.)	Abano Terme, Italy